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                                                                    Exhibit 4.08

                        PREFERRED STOCK AGENCY AGREEMENT


         PREFERRED STOCK AGENCY AGREEMENT, dated as of ________, 1998 between KIDS STUFF, INC., a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, as Preferred Agent (the "Preferred Agent").

                              W I T N E S S E T H :

         WHEREAS, the Company has filed an offering (the "Offering") with the Securities and Exchange Commission (the "SEC") with respect to the sale of up to 460,000 Units, each Unit consisting of one share of Series 1 Preferred Stock and two Series 1 Preferred Stock Purchase Warrants (the "Preferred Warrants"), including 60,000 Units covered by an over-allotment option (the "Offering") granted to Fairchild Financial Group, Inc. ( the "Representative"); and

         WHEREAS, the SEC declared the Registration Statement on Form SB-2 (File No. 333-61463) effective on ________________, 1998 (the "Effective Date"); and

         WHEREAS, the Company desires to provide for the issuance of certificates of Series 1 Preferred Stock and for the issuance of certificates of Common Stock if the holders of Series 1 Preferred Stock elect to convert the Series 1 Preferred Stock into Common Stock initially at the Conversion Ratio as defined herein; and

         WHEREAS, the parties have contemporaneously entered into a Preferred Warrant Agency Agreement with respect to the issuance of Preferred Warrants and the exercise of same; and

         WHEREAS, the Representative will receive a Warrant to purchase up to 40,000 Units upon the closing of the Offering (the "Representative's Warrant"), it being understood that such Units are identical to the Units sold to the public except that the exercise price of the Preferred Warrants included in the Units shall be at 140% of the exercise price of publicly held Preferred Warrants; and

         WHEREAS, the Company desires the Preferred Agent to act on behalf of the Company, and the Preferred Agent is willing to so act, in connection with the issuance, registration, transfer and exchange of certificates representing the Series 1 Preferred Stock and the possible conversion of the Series 1 Preferred Stock into Common Stock.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purpose of defining the terms and provisions of the Series 1 Preferred Stock and the respective rights and obligations thereunder of the Company, the holders of certificates representing the Series 1 Preferred Stock and the Preferred Agent, the parties hereto agree as follows:


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SECTION 1. Definitions. As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

                  (a) "Certificate" shall mean a certificate representing Series 1 Preferred Stock substantially in the form annexed hereto as Exhibit A.

                  (b) "Common Stock" shall mean stock of the Company of any class, whether now or hereafter authorized, which has the right to participate in the voting and in the distribution of earnings and assets of the Company without limit as to amount or percentage.

                  (c) "Conversion Date" shall mean, subject to the provisions contained herein as to any Series 1 Preferred Stock, the date on which the Preferred Agent shall have received the Series 1 Preferred Stock Certificate and a completed notice of conversion of the Series 1 Preferred Stock into Common Stock signed by the holder of the Series 1 Preferred Stock.

                  (d) "Conversion Ratio" shall mean, subject to adjustment in accordance with the provisions contained herein, _____________ shares of Common Stock for each 1.0 share of Series 1 Preferred Stock. All amounts shall be rounded up to the nearest whole number and no fractional shares shall be issued.

                  (e) "Corporate Office" shall mean the office of the Preferred Agent (or its successor) at which at any particular time its principal business shall be administered, which office is located on the date hereof at 40 Wall Street, New York, NY 10005.

                  (f) "Initial Conversion Date" shall mean at any time after___________ 2000 (i.e. eighteen months from the Effective Date) except that the last day to convert the Series 1 Preferred Stock into Common Stock shall be the close of business on the day preceding the Redemption Date.

                  (g) "Initial Redemption Date" shall mean any time after________, 2000 (i.e. eighteen months from the Effective Date).

                  (h) "Preferred Agent" or "Transfer Agent" shall mean American Stock Transfer & Trust Company or its authorized successor.

                  (i) "Preferred Warrants" shall mean the Series 1 Preferred Stock Purchase Warrants included in the Units sold to the public in the Offering.

                  (j) "Redemption Date" shall mean the day that the Company redeems and cancels the Series 1 Preferred Stock as a result of the redemption provisions described herein.


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                  (k) "Registered Holder" shall mean the person in whose name any certificate representing the Series 1 Preferred Stock shall be registered on the books maintained by the Preferred Agent.

                  (l) "Representative's Warrant Agreement" shall mean the agreement(s) dated as of _________, 1998 between the Company and the Representative relating to and governing the terms and provisions of the Representative's Warrants.

                  (m) "Series 1 Preferred Stock" shall mean Series 1 Preferred Stock of the Company as described in a Certificate of Designation filed with the Secretary of State of the State of Delaware and supplied to the Preferred Agent together with any amendments thereto authorized by the Board of Directors of the Company and ratified, adopted and approved, if at all, by the stockholders of the Company.

                  (n) "Subsidiary" or "Subsidiaries" shall mean any corporation or corporations, as the case may be, of which stock having ordinary power to elect a majority of the Board of Directors of such corporation (regardless of whether or not at the time stock of any other class or classes of such corporation shall have or may have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Company or by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

                  (o) "Underwriting Agreement" shall mean the underwriting agreement dated ________, 1998 between the Company and the Representative, relating to the purchase for resale of the Series 1 Preferred Stock.

SECTION 2. Appointment of Preferred Agent

                  The Company hereby appoints the Preferred Agent to act as agent for the Company in accordance with instructions set forth in this Agreement, and the Preferred Agent hereby accepts such appointment.

SECTION 3. Issuance of Series 1 Preferred Stock; Form and Execution of Certificates

                           (a) Upon execution of this Agreement, Certificates
representing 400,000 shares of Series 1 Preferred Stock shall be executed by the Company and delivered to the Preferred Agent.

                           (b) Upon exercise of the Preferred Warrants and/or
Representative's Warrants as provided therein, Certificates representing Series 1 Preferred Stock (subject to any modification and/or adjustment provided in the Preferred Warrant Agency Agreement and/or Representative's Warrant Agreement, as the case may be), shall be countersigned, issued and delivered by the Preferred Agent upon written order of the Company signed by its Chairman of the Board, Chief Executive Officer, or President and by its Treasurer or an Assistant Treasurer or its Secretary or an Assistant Secretary.

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                           (c) So long as the Series 1 Preferred Stock is
outstanding, the Preferred Agent shall countersign and deliver Series 1 Preferred Stock Certificates (the "Certificates") in required denominations of one or whole number multiples thereof to the person entitled thereto in connection with any transfer or exchange permitted under this Agreement. Except as provided herein, no Certificates shall be issued except (i) Certificates initially issued hereunder, (ii) Certificates issued upon any transfer or exchange of Series 1 Preferred Stock, (iii) Certificates issued in replacement of lost, stolen, destroyed or mutilated Certificates, (iv) Certificates issued pursuant to the Preferred Warrant Agency Agreement and/or Representative's Warrant Agreement and (v) at the option of the Company, Certificates in such form as may be approved by its Board of Directors, to reflect any adjustment or change in the Conversion Ratio, the Redemption Price or other terms of the Series 1 Preferred Stock.

                           (d) The Certificates evidencing the Series 1
Preferred Stock shall be substantially in the form annexed hereto as Exhibit A (the provisions of which are hereby incorporated herein), and may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Series 1 Preferred Stock may be listed, or to conform to usage. The Certificates shall be dated the date of issuance thereof (whether upon initial issuance, transfer, exchange or in lieu of mutilated, lost, stolen or destroyed Certificates).

                           (e) Certificates shall be executed on behalf of the
Company by its Chairman of the Board, Chief Executive Officer, or President and by its Treasurer or an Assistant Treasurer or its Secretary or an Assistant Secretary, by manual signatures or by facsimile signatures printed thereon. Certificates shall be manually countersigned by the Preferred Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Certificates shall cease to be such officer of the Company before the date of issuance of the Certificates or before countersignature by the Preferred Agent and issue and delivery thereof, such Warrant Certificates, nevertheless, may be countersigned by the Preferred Agent, issued and delivered with the same force and effect as though the person who signed such Certificates had not ceased to be such officer of the Company.

SECTION 4. Rights of Series 1 Preferred Stock.

Conversion

                  (a) Commencing on the Initial Conversion Date and up until the close of business on the day preceding the Redemption Date, the holders of the Certificates shall be able to convert their Series 1 Preferred Stock into Common Stock based upon the applicable Conversion Ratio. The initial Conversion Ratio shall be ____ shares of

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Common Stock for each 1.0 share of Series 1 Preferred Stock, subject to adjustment as described in Section 8 hereof.

                           (b) Series 1 Preferred Stock certificates in
denominations of one or whole number multiples thereof may be converted into Common Stock at the then applicable Conversion Ratio on terms described herein. The Series 1 Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the Conversion Date, provided that the Certificate representing such Series 1 Preferred Stock, with the conversion form thereon duly executed by the Registered Holder thereof or his attorney duly authorized in writing, has been received by the Preferred Agent. The person entitled to receive the securities deliverable upon such conversion shall be treated for all purposes as the holder of such securities as of the close of business on the Conversion Date. If Series 1 Preferred Stock in denominations other than one or whole number multiples thereof shall be converted at one time by the same Registered Holder, the number of full shares of Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of full shares of Common Stock issuable upon such exercise. As soon as practicable on or after the Conversion Date and in any event within five business days after such date, if one or more Series 1 Preferred Stock have been converted, the Preferred Agent on behalf of the Company shall cause to be issued to the person or persons entitled to receive the same, a Common Stock certificate or certificates for the shares of Common Stock deliverable upon such conversion, and the Preferred Agent shall deliver the same to the person or persons entitled thereto. Upon the conversion of any one or more Series 1 Preferred Stock, the Preferred Agent shall promptly notify the Company in writing of such fact and of the number of securities delivered upon such conversion.

                           (c) The Company shall not be obligated to issue any
fractional share interests upon the conversion of any Series 1 Preferred Stock, nor shall it be obligated to issue scrip in lieu of fractional interests. All fractional shares or fractional interests will be rounded up to the nearest whole share.

Redemption

                           (d) Commencing on or after the Initial Redemption
Date, the Company may redeem the entire Series 1 Preferred Stock at $7.20 per share on at least 30 days prior written notice to the Registered Holders of the Series 1 Preferred Stock, commencing on the Initial Redemption Date. All Series 1 Preferred Stock must be redeemed if any are redeemed. The redemption price shall be appropriately and proportionably adjusted by the Board of Directors of the Company by corporate resolution for all stock splits, stock dividends, recapitalizations and the like of Series 1 Preferred Stock and notice of any adjustment shall be sent promptly to the holders of Series 1 Preferred Stock.

                           (e) In the event the Company exercises its right to
redeem all of the Series 1 Preferred Stock, it shall give or cause to be given notice to the Registered Holders of the

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Series 1 Preferred Stock, by mailing to such Registered Holders a notice of redemption, first class, postage prepaid, at least by the thirtieth (30th) day before the date fixed for redemption, at their last address as shall appear on the records of the Preferred Agent. Any notice mailed in the manner provided herein shall be conclusively presumed to have been duly given whether or not the Registered Holder receives such notice. At the time of the mailing to the Registered Holders of the Series 1 Preferred Stock of the notice of redemption, the Company shall deliver or cause to be delivered to the Representative a similar notice telephonically and confirmed in writing.

                           (f) The notice of redemption, which may not be mailed
until on or after the Initial Redemption Date, shall specify (i) the redemption price, (ii) the date fixed for redemption, (iii) the place where the Certificates shall be delivered and the redemption price shall be paid, and (iv) that the right to convert the Series 1 Preferred Stock shall terminate at 5:00 p.m. (New York City Time) on the business day immediately preceding the date fixed for redemption. The date fixed for the redemption of the Series 1 Preferred Stock shall be the Redemption Date. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a Registered Holder (a) to whom notice was not mailed or (b) whose notice was defective. An affidavit of the Preferred Agent or the Secretary or Assistant Secretary of the Company that notice of redemption has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

                           (g) Any right to convert a Series 1 Preferred Stock
shall terminate at 5:00 p.m. (New York City Time) on the business day immediately preceding the Redemption Date. The redemption price payable to the Registered Holders shall be paid against cancellation of the certificates pursuant to instructions given in the notice of redemption.

Dividends

                           (h) Each share of Series 1 Preferred Stock is
entitled to cumulative annual dividends of $.45 payable on April 30 of each year commencing April 30, 1999. The first dividend payment shall be pro rated for the period from the date of issuance until December 31, 1998. The Board of Directors shall annually fix the record date prior to April 30th of each year. Unpaid dividends will accumulate and be payable prior to the payment of dividends on the Common Stock. The Company may, at its option, pay dividends in shares of Common Stock, in lieu of cash. Shares used for such purpose will be valued at the average closing sales price of the Common Stock on the OTC Electronic Bulletin Board, NASDAQ or an Exchange during the ten trading days ending on the tenth day before the dividend payment date.

Voting Rights

                           (i) Preferred Shares are entitled to one vote per
share voting together with the Common Stock as one class, except as otherwise provided by the Delaware Corporation Law.


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Preference on Liquidation

                           (j) Preferred Shares will be entitled to a preference
on liquidation equal to $ ______ per share plus accumulated and unpaid dividends.

No Sinking Fund

                           (k) The Company is not required to provide for the
retirement or redemption of the Preferred Shares through the operation of a sinking fund.

SECTION 5.  Reservation of Shares: Listing; Payment of Taxes; etc.

                           (a) The Company covenants that it will at all times,
reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon conversion of Series 1 Preferred Stock, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Series 1 Preferred Stock. The Company covenants that all shares of Common Stock which shall be issuable upon conversion of the Series 1 Preferred Stock shall, at the time of delivery thereof, be duly and validly issued and fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, and that upon issuance such shares shall be listed on each securities exchange, if any, on which the other shares of outstanding Common Stock of the Company are then listed.

                           (b) The Company covenants that if any securities to
be reserved for the purpose of conversion of Series 1 Preferred Stock hereunder require registration with, or approval of, any governmental authority under any federal securities law before such securities may be validly issued or delivered upon such conversion, then the Company will file a registration statement under the federal securities laws use its best efforts to cause the same to become effective, keep such registration statement current while any of the Series 1 Preferred Stock are outstanding and deliver a prospectus which complies with
Section 10(a)(3) of the Securities Act of 1933, as amended, to the Registered Holder exercising the Certificate. The Company will use its best efforts to maintain appropriate approvals or registrations under state "blue sky" securities laws in states where the Offering is sold if required by applicable law. With respect to any such securities, however, Series 1 Preferred Stock may not be converted by, or shares of Common Stock issued to, any Registered Holder in any state in which such exercise would be unlawful.

                           (c) The Company shall pay all documentary, stamp or
similar taxes and other governmental charges that may be imposed with respect to the issuance of Series 1 Preferred Stock, or the issuance or delivery of any shares of Common Stock upon conversion of the Series 1 Preferred Stock; provided, however, that if shares of Common Stock are to be delivered in a name other than the name of the Registered Holder of the Certificate representing any Series 1 Preferred Stock being converted, then no such

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delivery shall be made unless the person requesting the same has paid to the
Preferred Agent the amount of transfer taxes or charges incident thereto, if any.

                           (d) The Preferred Agent is hereby irrevocably
authorized as the Transfer Preferred Agent to requisition from time to time certificates representing shares of Common Stock or other securities required upon conversion of the Series 1 Preferred Stock, and the Company will comply with all such requisitions.

SECTION 6.  Exchange and Registration of Transfer.

                           (a) Series 1 Preferred Stock Certificates may be
exchanged for other Certificates representing an equal aggregate number of Series 1 Preferred Stock or may be transferred in whole or in part. Certificates to be so exchanged shall be surrendered to the Preferred Agent at its Corporate Office, and the Company shall execute and the Preferred Agent shall countersign, issue and deliver in exchange therefor, the Certificate or Certificates which the Registered Holder making the exchange shall be entitled to receive.

                           (b) The Preferred Agent shall keep, at such office,
books in which, subject to such reasonable regulations as it may prescribe, it shall register Certificates and the transfer thereof. Upon due presentment for registration of transfer of any Certificate at such office, the Company shall execute and the Preferred Agent shall issue and deliver to the transferee or transferees a new Certificate or Certificates representing an equal aggregate number of Series 1 Preferred Stock.

                           (c) With respect to any Series 1 Preferred Stock
Certificates presented for registration of transfer, or for exchange or conversion, the notice of conversion form, as the case may be, on the reverse thereof shall be duly endorsed or be accompanied by a written instrument or instruments of transfer and subscription, in form satisfactory to the Company and the Preferred Agent, duly executed by the Registered Holder thereof or his attorney duly authorized in writing.

                           (d) No service charge shall be made for any exchange
or registration of transfer of Certificates. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

                           (e) All Certificates surrendered for exercise or for
exchange shall be promptly canceled by the Preferred Agent.

                           (f) Before due presentment for registration or
transfer thereof, the Company and the Preferred Agent may deem and treat the Registered Holder of any Certificate as the absolute owner thereof of each Series 1 Preferred Stock represented thereby (notwithstanding any notations of ownership or writing thereon made by anyone other than

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the Company or the Preferred Agent) for all purposes and shall not be affected by any notice to the contrary.

SECTION 7. Loss or Mutilation. Upon receipt by the Company and the Preferred Agent of evidence satisfactory to them of the ownership of and the loss, theft, destruction or mutilation of any Certificate and (in the case of loss, theft or destruction) of indemnity satisfactory to them, and (in case of mutilation) upon surrender and cancellation thereof, the Company shall execute and the Preferred Agent shall countersign and deliver in lieu thereof a new Certificate representing an equal aggregate number of Series 1 Preferred Stock. Applicants for a substitute Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Preferred Agent may prescribe.

SECTION 8. Adjustment of Conversion Ratio and Number of Shares of Common Stock Deliverable.

                   (a) In the event the Company shall, at any time or from time to time after the date hereof, issue any shares of Common Stock as a stock dividend to the holders of Common Stock, or subdivide or combine the outstanding shares of Common Stock and/or Series 1 Preferred Stock into a greater or lesser number of shares (any such issuance, subdivision or combination being herein called a "Change of Shares"), then, and thereafter immediately before the date of such Series 1 Preferred Stock record date for each Change of Shares, the Conversion Ratio for the Series 1 Preferred Stock in effect immediately prior to such Change of Shares shall be changed by the board of directors acting in good faith to a new Conversion Ratio based upon a proportionate change to the Conversion Ratio under the then applicable circumstances so that the holder of the Series 1 Preferred Stock is in the same position as if the holder converted the Series 1 Preferred into Common Stock immediately before the Change of Shares.

                  (b) In case of any reclassification or change of outstanding shares of Common Stock issuable upon exercise of the Certificates (other than a change in par value, or from par value to no par value, or as a result of subdivision or combination), or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification or change of the then outstanding shares of Common Stock or other capital stock issuable upon exercise of the Series 1 Preferred Stock) or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, then, as a condition of such reclassification, change, consolidation, merger, sale or conveyance, the Company, or such successor or purchasing corporation, as the case may be, shall make lawful and adequate provision whereby the Registered Holder of each Series 1 Preferred Stock then outstanding shall have the right thereafter to receive on conversion of the Certificate, the kind and amount of securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of securities issuable upon conversion of immediately prior to such

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reclassification, change, consolidation, merger, sale or conveyance and shall forthwith file at the Corporate Office of the Preferred Agent, a statement signed by its Chairman, Chief Executive Officer or President and by its Treasurer or an Assistant Treasurer or its Secretary or an Assistant Secretary evidencing such provision. Such provisions shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 8(a). The above provisions of this Section 8(b) shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

                  (c) Irrespective of any adjustments or changes in the Conversion Ratio and the number of shares of Common Stock issuable upon conversion of the Series 1 Preferred Stock, the Certificates theretofore and thereafter issued shall, unless the Company shall exercise its option to issue new Certificates, continue to express the Conversion Ratio and the number of shares purchasable thereunder as expressed in the Certificates when the same were originally issued.

                  (d) After each adjustment of the Conversion Ratio pursuant to this Section 8, the Company will promptly prepare a certificate signed by the Chairman, Chief Executive Officer or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the Company setting forth: (i) the Conversion Ratio as so adjusted, (ii) the number of shares of Common Stock purchasable upon conversion of each share of Series 1 Preferred Stock, after such adjustment, and (iii) a brief statement of the facts accounting for such adjustment. The Company will promptly file such certificate with the Preferred Agent and cause a brief summary thereof to be sent by ordinary first class mail to each Registered Holder at his last address as it shall appear on the registry books of the Preferred Agent. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity thereof. The affidavit of an officer of the Preferred Agent or the Secretary or an Assistant Secretary of the Company that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

SECTION 9. Concerning the  Preferred Agent.

                  (a) The Preferred Agent acts hereunder as agent and in a ministerial capacity for the Company and the Representative, and its duties shall be determined solely by the provisions hereof. The Preferred Agent shall not, by issuing and delivering Certificates or by any other act hereunder, be deemed to make any representations as to the validity or value or authorization of the Certificates or the Series 1 Preferred Stock represented thereby or of any securities delivered upon conversion of any Series 1 Preferred Stock or whether any stock issued upon exercise of any Series 1 Preferred Stock is fully paid and nonassessable.

                  (b) The Preferred Agent shall not at any time be under any duty or responsibility to any holder of Certificates to make or cause to be made any adjustment

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of the Conversion Ratio provided in this Agreement, or to determine whether any fact exists which may require any such adjustment, or with respect to the nature or extent of any such adjustment, when made, or with respect to the method employed in making the same. It shall not (i) be liable for any recital or statement of fact contained herein or for any action taken, suffered or omitted by it in reliance on any certificate or other document or instrument believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in any Certificate, or (iii) be liable for any act or omission in connection with this Agreement, except for its own gross negligence or willful misconduct.

                  (c) The Preferred Agent may at any time consult with counsel satisfactory to it and shall incur no liability or responsibility for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.

                  (d) Any notice, statement, instruction, request, direction, order or demand of the Company shall be sufficiently evidenced by an instrument signed by the Chairman of the Board of Directors, Chief Executive Officer or President (unless other evidence in respect thereof is herein specifically prescribed). The Preferred Agent shall not be liable for any action taken, suffered or omitted by it in accordance with such notice, statement, instruction, request, direction, order or demand.

                  (e) The Company agrees to pay the Preferred Agent reasonable compensation for its services hereunder and to reimburse it for its reasonable expenses hereunder; the Company further agrees to indemnify the Preferred Agent and save it harmless against any and all losses, expenses and liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Preferred Agent in the execution of its duties and powers hereunder except losses, expenses and liabilities arising as a result of the Preferred Agent's gross negligence or willful misconduct.

                  (f) The Preferred Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Preferred Agent's own gross negligence or willful misconduct), after giving 60 days prior written notice to the Company. At least 30 days prior to the date such resignation is to become effective, the Preferred Agent shall cause a copy of such notice of resignation to be mailed to the Registered Holder of each Certificate at the Company's expense. Upon such resignation the Company shall appoint in writing a new Preferred Agent. If the Company shall fail to make such appointment within a period of 60 days after it has been notified in writing of such resignation by the resigning Preferred Agent, then the Registered Holder of any Certificate may apply to any court of competent jurisdiction for the appointment of a new Preferred Agent. Any new Preferred Agent, whether appointed by the Company or by such a court, shall be a bank or trust company having a capital and surplus, as shown by its last published report to its stockholders, of not less than $10,000,000 or a stock transfer company doing business in New York, New York. After acceptance in writing of

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such appointment by the new Preferred Agent is received by the Company, such new
Preferred Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Preferred Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning Preferred Agent. Not later than the effective date of any such appointment the Company shall file notice thereof with the resigning Preferred Agent and shall forthwith cause a copy of such notice to be mailed to the Registered Holder of each Certificate.

                  (g) Any corporation into which the Preferred Agent or any new Preferred Agent may be converted or merged, any corporation resulting from any consolidation to which the Preferred Agent or any new Preferred Agent shall be a party, or any corporation succeeding to the corporate trust business of the Preferred Agent or any new Preferred Agent shall be a successor Preferred Agent under this Agreement without any further act, provided that such corporation is eligible for appointment as successor to the Preferred Agent under the provisions of the preceding paragraph. Any such successor Preferred Agent shall promptly cause notice of its succession as Preferred Agent to be mailed to the Company and to the Registered Holders of each Certificate.

                  (h) The Preferred Agent, its Subsidiaries and affiliates, and any of its or their officers or directors, may buy and hold or sell Series 1 Preferred Stock or other securities of the Company and otherwise deal with the Company in the same manner and to the same extent and with like effect as though it were not Preferred Agent. Nothing herein shall preclude the Preferred Agent from acting in any other capacity for the Company or for any other legal entity.

                  (i) The Preferred Agent shall retain for a period of three years from the date of conversion any Certificate received by it upon such exercise, marked to indicate its cancellation thereof.

SECTION 10. Modification of Agreement.

         The Preferred Agent and the Company may by supplemental agreement make any changes or corrections in this Agreement without the approval of any holders of Series 1 Preferred Stock (i) that they shall deem appropriate to cure any ambiguity or to correct any defective or inconsistent provision or manifest mistake or error herein contained; (ii) that they may deem necessary or desirable and which shall not adversely affect the interests of the holders of Certificates; (iii) that they deem are required to change the Conversion Ratio or Redemption Price in accordance with the provisions contained herein; or (iv) which may be required by law; provided, however, that this Agreement shall not otherwise be modified, supplemented or altered in any respect except with the consent in writing of

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the Registered Holders representing not less than 50% of the Series 1 Preferred
Stock then outstanding.

SECTION 11. Notices.

         All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid, or delivered to a telegraph office for transmission if to the Registered Holder of a Series 1 Preferred Stock Certificate, at the address of such holder as shown on the registry books maintained by the Preferred Agent; if to the Company at 4450 Belden Village Street, N.W., Canton, Ohio 44718, Attention: Chief Executive Officer, or at such other address as may have been furnished to the Preferred Agent in writing by the Company; and if to the Preferred Agent, at its Corporate Office. Copies of any notice delivered pursuant to this Agreement shall be delivered to the Representative at 99 Wall Street, Fourth floor, New York, New York 10005,
Attention: Lorrette Farris, President, or at such other addresses as may have been furnished to the Company and the Preferred Agent in writing.

SECTION 12. Governing Law.

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflicts of laws.

SECTION 13. Binding Effect.

          This Agreement shall be binding upon and inure to the benefit of the Company, the Series 1 Preferred Stock Agent and their respective successors and assigns and the holders from time to time of Series 1 Preferred Stock Certificates or any of them. Except as hereinafter stated, nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation. The Representative is, and shall at all times irrevocably be deemed to be, third-party beneficiaries of this Agreement, with full power, authority and standing to enforce the rights granted to it hereunder.


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SECTION 14. Counterparts.

         This Agreement may be executed in several counterparts, which taken together shall constitute a single document.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the first date first above written.


KIDS STUFF, INC.                              AMERICAN STOCK TRANSFER &
                                              TRUST COMPANY


By: ________________________________          By: _____________________________
     Jeanne Miller, President                           authorized officer



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                                    Exhibit A